Exhibit T3C-2

GUARANTY AGREEMENT

GUARANTY AGREEMENT, dated as of [_], 2023 (this “Guaranty”), made by Antilles Crossing-St. Croix Inc., a U.S. Virgin Islands corporation (the “Guarantor”) in favor of Wilmington Savings Fund Society, FSB (“WSFS”), as collateral agent on behalf of the First Lien Secured Parties (in such capacity, the “Collateral Agent”).

W I T N E S E T H :

WHEREAS, Digicel Intermediate Holdings Limited, a Bermuda exempted company ("Holdings”), Digicel International Finance Limited, a Bermuda exempted company (the “Borrower”) and DIFL US, LLC, a Delaware Limited liability company (the “Co-Borrower”), have entered into an Amended and Restated First Lien Credit Agreement, dated as of [_], 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with the Lenders from time to time party thereto and WSFS, as Administrative Agent and the Collateral Agent;

WHEREAS, pursuant to the Credit Agreement, the Lenders (as defined in the Credit Agreement) have agreed to make loans to the Borrower and the Co-Borrower on the terms and conditions set forth in the Credit Agreement;

WHEREAS, Holdings, the Borrower and the Co-Borrower have entered into an Indenture, dated as of [ ], 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”) with the Guarantors party thereto from time to time and WSFS, as Trustee;

WHEREAS, pursuant to the Indenture, the Borrower, Holdings and the Co-Borrower have agreed to issue senior secured first lien notes to the Holders (as defined in the Indenture) on the terms and conditions set forth in the Indenture;

WHEREAS, the Guarantor was, immediately prior to the effectiveness of this Guaranty, part of a group of affiliated companies that own and operate certain telecommunications infrastructure under the common control of the Borrower, itself wholly-owned by Holdings, in turn wholly owned by Digicel Holdings (Bermuda) Limited, a Bermuda exempted company (“DHL”), which is, immediately prior to the effectiveness of this Guaranty, ultimately controlled by Denis O’Brien, an Irish citizen (“DOB”);

WHEREAS, the Guarantor owns the U.S. territory portion of the Antilles Crossing submarine cable system (connecting the U.S. Virgin Islands, St. Lucia, and Barbados) (such portion owned by the Guarantor, the “Antilles Crossing Asset”), which DHL and its affiliates market and characterize the system as part of the broader Southern Caribbean Fiber submarine cable network, and holds a submarine cable landing license (the “FCC License”) from the U.S. Federal Communications Commission (“FCC”) to land and operate the Antilles Crossing system in the United States;

WHEREAS, pursuant to a restructuring Scheme of Arrangement entered into among the Borrower, Holdings, and certain DIFL Scheme Creditors (as defined therein) filed in the Supreme Court of Bermuda, Civil Jurisdiction (Commercial Court) under Section 99 of the

Bermuda Companies Act 1981 on September 12, 2023, DHL will issue, substantially concurrently with the Closing Date under the Credit Agreement and the Issue Date under the Indenture, certain DHL convertible preferred shares and common shares as directed therein (the “DHL Shares Issuance”), which will result in no entity or person holding a controlling interest in DHL (thereafter, “Restructured DHL”);

WHEREAS, as the Guarantor must secure the consent of the FCC prior to participating in any transaction that results in a substantive change of ownership or control of the Guarantor, Holdings shall, prior to the DHL Share Issuance, cause Fibre Investments Holdings Ltd (St. Lucia) IBC, a St. Lucia international business company (“FIH”) (an indirect wholly-owned subsidiary of Holdings to sell all of the issued and outstanding shares of common stock of the Guarantor to Danemann Limited, an Isle of Man limited liability Company (“Danemann”), in which DOB will retain a controlling interest, until such time as the consent of the FCC is received, at which time, within [5 Business Days] of receipt of the FCC consent, Danemann shall sell the shares it holds of the Guarantor back to FIH (the “FIH Repurchase”), and after such time Restructured DHL will acquire a controlling interest in the Guarantor;

WHEREAS, the obligations of the Lenders to make loans under the Credit Agreement and of the Holders to purchase senior secured first lien notes under the Indenture are each conditioned upon, among other things, the execution and delivery of this Guaranty by the Guarantor and the provision of this Guaranty until consummation of the FIH Repurchase; and

WHEREAS, the Guarantor is an Affiliate of the Borrower and will derive substantial direct and indirect benefits from the extensions of credit by the First Lien Secured Parties to Holdings, the Borrower and the Co-Borrower pursuant to the Credit Agreement, the Indenture and the other Secured Credit Documents.

A G R E E M E N T

NOW, THEREFORE, the Guarantor hereby agrees with the Collateral Agent for its benefit as follows:

Section 1. Defined Terms. (a) Capitalized terms not defined herein shall have the meanings ascribed thereto in the Credit Agreement and the Amended and Restated First Lien Intercreditor Agreement, dated as of [_], 2023, by and among the Collateral Agent, the trustee under the Indenture and the administrative agent under the Credit Agreement (as amended, amended and restated, supplemented, modified or replaced from time to time, the “First Lien Intercreditor Agreement”).

(b)            As used herein, the term “Guaranteed Obligations” shall mean all First Lien Obligations.

(c)            The rules of interpretation and construction described in Section 1.03 of the Credit Agreement shall apply to the terms hereof ..

Section 2. Guaranty of the Guaranteed Obligations. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Collateral Agent on behalf of the First Lien Secured Parties and their respective successors, endorsees, transferees and assigns the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) and performance of all of the Guaranteed Obligations now or hereafter existing and agrees to pay any and all expenses (including fees and expenses of counsel) incurred by the Collateral Agent and the First Lien Secured Parties in enforcing any rights under this Guaranty. The Guarantor agrees that this Guaranty is a guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be joint and several with those of any other Persons which may at any time or from time to time be or become directly or indirectly financially responsible to the Collateral Agent or any other First Lien Secured Party with respect to the Guaranteed Obligations and shall be under all circumstances primary (and not merely as surety), absolute, irrevocable and unconditional, and the obligations of the Guarantor hereunder shall be valid and enforceable and, except as provided herein (including Section 4 and Section 12) shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of any of them:

(a)            any lack of genuineness, validity, enforceability or any future amendment of, or change in this Guaranty, any of the Secured Credit Documents or other agreement, document or instrument to which any Grantor or any other Person is or may become a party or the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect;

(b)            any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Secured Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Secured Credit Document or any agreement relating to such other guaranty or security;

(c)            any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Secured Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(d)            the existence, value or condition of, or failure of the Collateral Agent or any other First Lien Secured Party to perfect its Lien against, any collateral for the Guaranteed Obligations or any action, or the absence of any action, by the Collateral Agent or any other First Lien Secured Party in respect thereof (including the release of any such security);

(e)            any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation or the like of the Borrower or the Co-Borrower including, but not limited to, (i) the election by the Collateral Agent or any other First Lien Secured Party, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law, (ii) any borrowing or grant of a security interest by the Borrower or the Co-Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law or (iii) the disallowance of all or any portion of any claim or claims by the Collateral Agent or any other First Lien Secured Party for repayment of the Guaranteed Obligations under Section 502 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law;

(f)            any merger or consolidation of the Borrower or the Co-Borrower into or with any other Person, or any sale, lease or transfer of any or all of the assets of the Borrower or the Co-Borrower to any other Person;

(g)            any circumstance which might constitute a defense available to, or a discharge of, the Borrower or the Co-Borrower;

(h)            any sale, transfer or other disposition of any capital stock of the Borrower or any other Grantor or any First Lien Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations;

(i)            any other fact or circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor;

(j)            the Collateral Agent or any First Lien Secured Party compounding with, discharging, releasing or varying the liability of, or granting any time, indulgence or other concession to the Borrower or to any other Grantor or other Person;

(k)            the application of payments received from any source (other than payments received pursuant to the other Secured Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any First Lien Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations;

(l)            any defenses, set-offs or counterclaims which the Borrower may allege or assert against any First Lien Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; or

(m)            any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 3. Liability of Guarantor Absolute. Subject to the limitations contained in Section 4 hereof, the Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations and specifically agrees that, notwithstanding any discharge of the Borrower or any other Person or the operation of any other provision of the Bankruptcy Code or any similar provision of any other Debtor Relief Law, with respect to the Guaranteed Obligations or any such Persons, the Guarantor shall be fully responsible for paying all interest and costs of enforcement or preservation and protection of Collateral which may at any time accrue with respect to the Guaranteed Obligations or which would accrue but for the operation of any provision of or doctrine with respect to the Bankruptcy Code or any similar provision of any other Debtor Relief Law. The Guarantor agrees, to the extent it may lawfully do so, that (a) the obligations of the Guarantor hereunder are independent of the obligations of the Borrower, the Co-Borrower and the obligations of any other guarantor (including any Grantor) of the obligations of the Borrower and the Co-Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not any action is brought against the Borrower, the Co-Borrower or any other guarantors and whether or not the Borrower or the Co-Borrower is joined in any such action or actions; (b) payment by the Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid (provided, however, that without limiting the generality of the foregoing, if the Collateral Agent is awarded a judgment in any suit brought to enforce the Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release the Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit); and (c) any First Lien Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of the Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any Grantor) with respect to the Guaranteed Obligations; (v) [reserved]; and (vi) exercise any other rights available to it under the Secured Credit Documents.

Section 4. Limitations on Guaranty. Notwithstanding any other provision of this Guaranty to the contrary, the maximum amount of liability for the obligations of the Guarantor hereunder shall be equal to the lesser of (a) the Fair Market Value of the Antilles Crossing Asset and (b) the maximum amount of liability which could be asserted against the Guarantor hereunder without (x) rendering the Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (y) leaving the Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (z) leaving the Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

Section 5. Demand by the Collateral Agent. In addition to the terms of the Guaranty set forth in Section 2 and Section 3 hereof, but subject to the limitations contained in Section 4 hereof, and in no manner imposing any other limitation on such terms, it is expressly understood and agreed that, if any portion of the then outstanding Guaranteed Obligations (together with any accrued interest thereon) becomes due and payable, then the Guarantor shall, upon demand in writing therefor by the Collateral Agent to the Guarantor, pay to the Collateral Agent the outstanding Guaranteed Obligations then due and payable. Such payment shall be applied against the Guaranteed Obligations in accordance with the First Lien Intercreditor Agreement.

Section 6. Enforcement of Guaranty. In no event shall the Collateral Agent or any other First Lien Secured Party have any obligation (although it is entitled, at its option) to proceed against the Borrower or any other Person or any real or personal property pledged to secure the Guaranteed Obligations before the Collateral Agent seeks satisfaction from the Guarantor pursuant to the terms of this Guaranty, and the Collateral Agent may proceed to exercise any right or remedy which it may have against any property, real or personal, as a result of any Lien it or they may have as security for all or any portion of the Guaranteed Obligations.

Section 7. Waiver. In addition to the waivers contained in Section 2 and Section 3 hereof, the Guarantor waives, to the extent it may lawfully do so, (a) all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to require any First Lien Secured Party, as a condition of payment or performance by the Guarantor, to (i) proceed against the Borrower, the Co-Borrower, any other guarantor (including any Grantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, the Co-Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any First Lien Secured Party in favor of the Borrower, the Co-Borrower or any other Person, or (iv) pursue any other remedy in the power of any First Lien Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower, the Co-Borrower or any Grantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Grantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any First Lien Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of the Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any First Lien Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Agreement, Indenture or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in this Section 7 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof. The Guarantor agrees that any notice or directive given at any time to the Collateral Agent which is inconsistent with the waivers in the immediately preceding sentence shall be null and void and may be ignored by the

Collateral Agent and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty unless the Collateral Agent has specifically agreed otherwise in writing It is agreed among the Guarantor and the Collateral Agent that the foregoing waivers are of the essence of the transactions contemplated by the Secured Credit Documents and that, but for the Guarantor entering into this Guaranty and such waivers, the Lenders and the Holders (as defined in the Indenture) would have declined to extend credit to the Borrower and the Co-Borrower pursuant to the Credit Agreement and the Indenture, respectively.

Section 8. Benefit of Guaranty. The provisions of this Guaranty are for the benefit of the Collateral Agent and the other Secured Parties and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower and each other Grantor, on the one hand, and the Collateral Agent, on the other hand, the Obligations of the Borrower or the Co-Borrower under the Secured Credit Documents. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Collateral Agent or any other First Lien Secured Party to any Person or Persons in accordance with the terms of the Secured Credit Documents, any reference to the “Collateral Agent” and a “First Lien Secured Party” herein shall be deemed to refer equally to such Person or Persons.

Section 9. Modification of Guaranteed Obligations. If the Collateral Agent or any other First Lien Secured Party shall at any time, or from time to time, in compliance with the applicable provisions of the Secured Credit Documents, with or without the consent of, or notice to, the Guarantor:

(a)            change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

(b)            take any action under or in respect of any of the Secured Credit Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(c)            amend or modify, in any manner whatsoever, any of the Secured Credit Documents;

(d)            extend or waive the time for and of the Guarantor’s, the Borrower’s or any other Person's performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under any of the Secured Credit Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e)            take and hold security or collateral for the payment of the Guaranteed Obligations, or sell, exchange, release, dispose of, fail to perfect the security interest in respect of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Collateral Agent has been granted a Lien, to secure any indebtedness of any Grantor to the Collateral Agent;

(f)            release or limit the liability of anyone who may be liable in any manner for the payment of any amounts owed by any Grantor to the Collateral Agent or any other First Lien Secured Party;

(g)            modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Grantor are subordinated to the claims of the Collateral Agent or any other First Lien Secured Party; or

(h)            apply any sums by whomever paid or however realized to any amounts owing by any Grantor to the Collateral Agent or any other First Lien Secured Party in such manner as the Collateral Agent or any other First Lien Secured Party shall determine in its discretion;

then neither Collateral Agent nor any other First Lien Secured Party shall incur any liability to the Guarantor pursuant hereto as a result thereof and no such action shall impair or otherwise affect or release the Guaranteed Obligations of the Guarantor under this Guaranty.

Section 10. Bankruptcy; Reinstatement. So long as any Guaranteed Obligations remain outstanding, the Guarantor shall not, without the prior written consent of the Collateral Agent acting pursuant to the instructions of the Applicable Authorized Representative, commence or join with any other Person in commencing any proceeding under any Debtor Relief Law of or against the Borrower, the Co-Borrower or other Grantor (it being understood and agreed, for the avoidance of doubt, that nothing in this Section 10 shall prohibit the Guarantor from commencing or joining with any Grantor as a co-debtor in any bankruptcy, reorganization or insolvency case or proceeding). The obligations of the Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower, the Co-Borrower or any other Grantor or by any defense which the Borrower, the Co-Borrower or any other Grantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. The Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in this Section 10 (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantor and the First Lien Secured Parties that the Guaranteed Obligations which are Guaranteed by Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or the Co-Borrower of any portion of such Guaranteed Obligations. The Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Collateral Agent, or allow the claim of the Collateral Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced. In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower or the Co-Borrower, the obligations of the Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any First Lien Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 11. Subrogation.

(a)            Subject to subsection (b) below, if the Guarantor makes a payment in respect of the Guaranteed Obligations, it shall be subrogated to the rights of the payees against the Borrower and the Co-Borrower with respect to such payment.

(b)            Until all of the Guaranteed Obligations shall have been indefeasibly paid and discharged in full, the Guarantor hereby waives, to the extent it may lawfully do so, any claim, right or remedy, direct or indirect, that the Guarantor now has or may hereafter have against the Borrower, the Co-Borrower or any other Grantor or any of its assets in connection with this Guaranty or the performance by the Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that the Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any First Lien Secured Party now has or may hereafter have against the Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any First Lien Secured Party.

(c)            If any payment shall be made to the Guarantor on account of such subrogation, contribution, indemnification or reimbursement rights at any time when the Guaranteed Obligations shall not have been paid and discharged, in full, each and every amount so paid shall be held by the Guarantor and forthwith be paid to the applicable account of the Collateral Agent designated by it and applied against the Guaranteed Obligations pursuant to the First Lien Intercreditor Agreement, whether matured or unmatured. The Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification the Guarantor may have against the Borrower, the Co-Borrower or against any collateral or security, and any rights of contribution the Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any First Lien Secured Party may have against the Borrower, to all right, title and interest any First Lien Secured Party may have in any such collateral or security, and to any right any First Lien Secured Party may have against such other guarantor.

(d)            If, pursuant to applicable law, the Guarantor, by payment or otherwise, becomes subrogated to all or any of the rights of the Collateral Agent or any other First Lien Secured Party under the Secured Credit Documents, the rights of the Collateral Agent or any other First Lien Secured Party to which the Guarantor shall be subrogated shall be accepted by the Guarantor “as is” and without any representation or warranty of any kind by the Collateral Agent or such First Lien Secured Party express or implied, with respect to the legality, value, validity or enforceability of any of such rights, or the existence, availability, value, merchantability or fitness for any particular purpose of any collateral and shall be without recourse to the Collateral Agent or such First Lien Secured Party.

(e)            If the Collateral Agent may, under applicable law, proceed to realize its benefits under any of the Secured Credit Documents to the extent such Secured Credit Documents may grant the Collateral Agent a Lien in any Collateral, whether owned by any Grantor or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Collateral Agent may, at the written instruction of the Applicable Authorized Representative, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Guaranty. If, in the exercise of any of its rights and remedies, the Collateral Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Grantor or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, the Guarantor hereby consents to such action by the Collateral Agent and, to the extent permitted by applicable law, waives any claim based upon such action, even if such action by the Collateral Agent shall result in a full or partial loss of any rights of subrogation which the Guarantor might otherwise have had but for such action by the Collateral Agent. Any election of remedies which results in the denial or impairment of the right of the Collateral Agent to seek a deficiency judgment against any Grantor or any other Person shall not, to the extent permitted by applicable law, impair the Guarantor’s obligation to pay the full amount of the Guaranteed Obligations. In the event the Collateral Agent shall bid at any foreclosure or trustee's sale or at any private sale permitted by law, the Collateral Agent may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by the Collateral Agent but shall be credited against the Guaranteed Obligations. To the extent permitted by applicable law, the amount of the successful bid at any such sale, whether the Collateral Agent or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under this Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Collateral Agent might otherwise be entitled but for such bidding at any such sale.

Section 12. Continuing Guaranty; Release. (a) This Guaranty is a continuing guaranty, shall be binding upon the Guarantor and its successors and permitted assigns and shall inure, together with the rights and remedies of the Collateral Agent, to the benefit of the Collateral Agent and other Secured Parties and their respective successors, transferees and assigns.

(b)            Subject to Section 10, this Guaranty shall automatically terminate with respect to all Secured Obligations immediately upon the earlier of (x) the date on which the Credit Agreement, the Indenture and each Additional First Lien Document (if any) are paid in full in cash or discharge in full of all of the First Lien Obligations (including accrued interest and any default interest) and (y) consummation of the FIL Repurchase or any similar transaction pursuant to which the Guarantor becomes an indirect Subsidiary of Holdings.

(c)            [Reserved].

Section 13. [Reserved].

Section 14. Representations, Warranties and Covenants. (a) [Reserved].

(b)            The Guarantor represents and warrants that it (i) is (A) duly organized and validly existing and (B) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization, (ii) has all requisite organizational power and authority to own its property and assets and to carry on its business as conducted as of the date hereof and (iii) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 14(b) (other than clause (i) and clause (ii)), in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)            The Guarantor further represents and warrants to the Collateral Agent and the other Secured Parties that (i) this Guaranty is in proper legal form under the laws of the jurisdiction of its incorporation or formation, for the enforcement thereof against the Guarantor under such law, and if this Guaranty were stated to be governed by such law, it would constitute the legal, valid and binding obligation of the Guarantor under such law, enforceable in accordance with its terms, (ii) all formalities required for the validity and enforceability of this Guaranty (including any necessary registration, recording or filing with any court or other authority in the jurisdiction of its incorporation or formation) have been accomplished and (iii) no Taxes are required to be paid and no notarization is required in connection with the execution and delivery of this Guaranty.

Section 15. Notices. All notices and other communications to the Guarantor hereunder shall be provided in accordance with the provisions of Section 9.01 of the Credit Agreement, which provisions are hereby incorporated by reference herein, mutatis mutandis. All notices and other communications to the Collateral Agent hereunder shall be delivered to the Collateral Agent at the email address, telefax number or address set forth on the Collateral Agent’s signature page hereto.

Section 16. No Deemed Waivers; Remedies Cumulative. No failure to exercise and no delay in exercising on the part of the Collateral Agent any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 17. Amendments. Neither this Guaranty nor any terms hereof may be waived, amended, supplemented or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent, the Borrower and the Guarantor.

Section 18. Successors and Assigns. The provisions of this Guaranty shall be binding upon and inure to the benefit of the Guarantor and the Collateral Agent and their respective successors and assigns permitted hereby, except that the Guarantor may not assign or transfer any of its rights or obligations hereunder except with the consent of the Collateral Agent (and any attempted assignment or transfer by the Guarantor other than in accordance with this Section 18 shall be null and void). Nothing in this Guaranty, expressed or implied, shall be construed to confer upon any Person (other than the Guarantor and the Collateral Agent and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Guaranty.

Section 19. Survival. All covenants, agreements, representations and warranties made by the Guarantor herein and in the certificates or other instruments delivered in connection with or pursuant to this Guaranty shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Guaranty and the making of any loans under the Secured Credit Documents, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Collateral Agent may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended thereunder, and shall continue in full force and effect as long as the Guarantor has not been released from its obligations hereunder pursuant to Section 12. The provisions of Section 14, Section 22, Section 23, Section 25, Section 26, Section 27, Section 28, Section 31, Section 33, Section 34 and Section 36 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or by the Secured Credit Documents, the expiration or early termination of the Secured Credit Documents or the termination of this Guaranty or any provision hereof.

Section 20. Integration. This Guaranty constitutes the entire agreement between the Guarantor and the Collateral Agent relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 21. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22. Governing Law. This Guaranty is governed by and shall be construed in accordance with the laws of the State of New York.

Section 23. Submission To Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally:

(a)            (i) submits for itself and its property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of any U.S. federal or New York state court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom) (collectively, the “Specified Courts”) and (ii) further submits, for the purpose of any such suit, action, proceeding or judgment brought or rendered against it, to the appropriate courts of the jurisdiction of its domicile;

(b)            consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(c)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 23 any special, exemplary, punitive or consequential damages.

Section 24. [Reserved].

Section 25. [Reserved]. Nothing herein shall in any way be deemed to limit the ability of the Collateral Agent to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Guarantor in such other jurisdictions, and in such manner, as may be permitted by applicable law.

Section 26. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND FOR ANY COUNTERCLAIM THEREIN.

Section 27. No Immunity. To the extent that any of the parties hereto has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, each of the parties hereto hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Guaranty. Each of the parties hereto agrees that the waivers set forth above shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such act.

Section 28. Judgment Currency. The provisions of Section 9.25 of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

Section 29. [Reserved].

Section 30. Headings. Section headings used herein are for convenience of reference only, are not part of this Guaranty and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty.

Section 31. Statute of Limitations. To the full extent permitted by applicable law, the Guarantor hereby waives the right to plead any statute of limitations as a defense to performance of its Guaranteed Obligations hereunder or enforcement thereof.

Section 32. Financial Status. The Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any and all endorsers and other guarantors of any instrument or document evidencing all or any part of the Guaranteed Obligations and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations or any part thereof that diligent inquiry would reveal, and the Guarantor hereby agrees that the Collateral Agent shall not have any duty to advise the Guarantor of information known to the Collateral Agent regarding such condition or any such circumstances. In the event the Collateral Agent undertakes at any time or from time to time to provide any such information to the Guarantor, the Collateral Agent shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information which pursuant to accepted or reasonable commercial lending practices the Collateral Agent wishes to maintain confidential, or (c) to make any other or future disclosures of such information or any other information to the Guarantor.

Section 33. Acknowledgements. The Guarantor hereby acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Guaranty.

Section 34. Incorporation by Reference. Notwithstanding anything contained herein to the contrary, (i) the Collateral Agent shall have no obligation to act, and shall incur no liability for any failure to act, in the absence of a prior written instruction or consent of the Applicable Authorized Representative specifically addressing such act to be undertaken by the Collateral Agent and the timing thereof, and (ii) all rights, privileges, protections, immunities, limitations on liability, exculpations and indemnifications expressly provided or otherwise afforded to the Collateral Agent as set forth in the First Lien Intercreditor Agreement and as provided to the Collateral Agent by the parties thereto shall apply in all respects, and without limitation, to the terms hereof for the benefit of the Collateral Agent hereunder.

Section 35. Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of an original executed counterpart of this Guaranty.

Section 36. Expenses; Indemnity. This Guaranty shall be subject to the provisions of Section 9.03 of the Credit Agreement, which provisions are hereby incorporated by reference herein as though each reference therein to the “Borrower” were a reference to the Guarantor and each reference therein to the “Administrative Agent” were a reference to the Collateral Agent.

Section 37. Set-Off. At any time when the Guaranteed Obligations have matured (by acceleration or otherwise), upon the written consent of the Applicable Authorized Representative, the Collateral Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Collateral Agent to or for the credit or the account of the Borrower against any of and all the Secured Obligations held by the Collateral Agent, irrespective of whether or not the Collateral Agent shall have made any demand under the Secured Credit Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of the Collateral Agent different than the branch or office holding such deposit or obligation on such Indebtedness. The Collateral Agent shall promptly notify the Borrower and the Applicable Authorized Representative of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of the Collateral Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which the Collateral Agent may have.

SECTION 39. Effectiveness. This Guaranty shall become effective upon execution and delivery of a counterpart hereof by each of the parties hereto and upon satisfaction or waiver of each of the conditions set forth in Section 4.01 of the Credit Agreement in accordance with terms of the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered as of the date first above written.

Antilles Crossing-St. Croix Inc.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Guaranty Agreement]

Accepted and Agreed:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent

By:
Name:
Title:

[Signature Page to Guaranty Agreement]